Exhibit 23.1

Clay Thomas, P.C.

Certified Public Accountant

P.O. Box 311195

Houston, Texas 77231

To the Board of Directors

Bensata Corp.

Houston, Texas

CONSENT OF INDEPENDENT ACCOUNTANTS

I hereby consent to the incorporation of my Audit Report for the periods ending December 31, 2010 and 2011 and from inception through December 2011 in the Third Amended Registration Statement on Form S-1, Registration number 333-177406 dated August 24, 2012 relating to the financial statements and financial statement schedules for the periods ended December 31, 2010 and 2011 and for the period ending from inception to December 31, 2011.

I also consent to the company’s reference to me as an expert within the registration statement.

Respectfully,

//s// Clay Thomas//
Clay Thomas, P.C.
Houston, Texas
August 24, 2012